Exhibit 3.7

ARTICLES OF INCORPORATION

of

NEWPORT NEWS REACTOR SERVICES, INC.

We hereby associate to form a stock corporation under the provisions of Chapter 1 of Title 13.1 of the Code of Virginia and to that end set forth the following:

(a) The name of the Corporation is NEWPORT NEWS REACTOR SERVICES, INC.

(b) The purposes for which the Corporation is organized are as follows:

(1) To carry on and conduct a general business dealing with the examining, inspecting, testing, repairing, refueling, supervising, designing, construction, managing, operating and other processing, of nuclear facilities and installations and any and all parts, components or work on projects incident thereto;

(2) To manufacture, construct, build, assemble, repair, purchase, sell, lease, hire, use and otherwise deal in nuclear facilities and installations and work of allied projects;

(3) To buy, sell, manufacture and fabricate, and generally to deal in, all kinds of steel and other metals and the products thereof;

(4) To construct or to contract for the construction of, to purchase, lease or otherwise acquire, to hold, use, develop, improve, maintain and operate any and all works,

structures, shops, yards, improvements and machinery, and any and all buildings, appliances, nuclear-powered machines or reactors, appurtenances of any nature, kind or class necessary, advantageous, convenient, or incident to the purposes and business of the Corporation, and to sell, let or otherwise dispose of the same;

(5) To engage in any other business not prohibited by law or specifically required to be set forth in these Articles;

(6) To carry out all or any part of the foregoing purposes as principal, agent or otherwise, either alone or in association with any other corporations or any associations, partnerships, firms, trustees, syndicates or individuals, and in any part of the United States, or to such extent as a corporation organized under the laws of the State of Virginia may now or hereafter lawfully do, as a member of, or as the owner or holder of any stock of, or shares or interests in, any corporation, association, partnership, firm, trust, or syndicate, and to a like extent in connection therewith to make, enter into and perform such contracts or deeds with any corporations, associations, partnerships, firms, trustees, syndicates, governments, states, municipalities or other political or governmental divisions or subdivisions, and to do such acts and things and to exercise such powers as a natural person could lawfully make, enter into, do or exercise.

(c) The aggregate number of shares which the Corporation shall have authority to issue and the par value per share are as follows:

CLASS	NUMBER OF SHARES	PAR VALUE PER SHARE OR NO PAR VALUE

Common	100	$10.00

(d) The post-office address of the initial registered office is 4101 Washington Avenue, Newport News, Virginia 23607. The name of the city or county in which the initial registered office is located is the City of Newport News, Virginia. The name of its registered agent is F. H. Creech, who is a resident of Virginia and a member of the Virginia State Bar, and whose business office is the same as the registered office of the Corporation.

(e) The number of directors constituting the initial board of directors is four (4) and the names and addresses of the persons who are to serve as the initial directors are:

Name	Address

L. C. Ackerman	401 Riverside Drive Newport News, Virginia 23606

J. P. Diesel	179 Yeardley Drive Newport News, Virginia 23601

W. F. Wilson	160 Yeardley Drive Newport News, Virginia 23601

F. H. Creech	117 Yorkville Road Yorktown, Virginia 23490

Dated August 10, 1972

/s/ L. C. Ackerman	(SEAL)
L. C. Ackerman

/s/ J. P. Diesel	(SEAL)
J. P. Diesel

/s/ W. F. Wilson	(SEAL)
W. F. Wilson

/s/ F. H. Creech	(SEAL)
F. H. Creech

STATE OF VIRGINIA	)
	)	ss.
CITY OF NEWPORT NEWS	)

I, CARMELINA ATKINS, a Notary Public for the City aforesaid, in the State of Virginia, do certify that L. C. ACKERMAN, J.P. DIESEL, W. F. WILSON and F. H. CREECH, whose names are signed to the foregoing Articles of Incorporation bearing date on the 10th day of August, 1972, each has acknowledged the same before me in my City aforesaid.

GIVEN under my hand this 10th day of August, 1972.

/s/ Carmelina Atkins
Notary Public
My Commission expires March 30, 1973.